Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our Auditors’ report, dated April 15, 2009, accompanying the audited consolidated financial statements for the year ended December 31, 2008 of Northstar Electronics Inc. We hereby consent to the use of the aforementioned report in the Form 10-K for corporate filing with the Securities and Exchange Commission.

/s/ “Cinnamon Jang Willoughby & Company”

 Chartered Accountants

Burnaby, British Columbia, Canada

May 6, 2009

MetroTower II - Suite 900 - 4720 Kingsway, Burnaby, BC Canada V5H 4N2.  Telephone: +1 604 435 4317.  Fax: +1 604 435 4319.

HLB Cinnamon Jang Willoughby & Company is a member of International. A  world-wide organziation of accounting firms and business advisors.